Pricing Supplement dated January 27, 2026 to the Product Supplement MLN-ES-ETF-1 dated February 26, 2025 and Prospectus Dated February 26, 2025	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-283969
The Toronto-Dominion Bank $2,050,000 Autocallable Buffer Notes Linked to the Shares of the Invesco QQQ TrustSM, Series 1 Due January 27, 2028 Senior Debt Securities, Series H
General

•	The Notes are designed for investors who
o
wish to receive a return in cash equal to (1) the Call Premium (as defined below) if, on the Review Date, the Closing Price of the shares of the Invesco QQQ TrustSM, Series 1 (the “Reference Asset”) is greater than or equal to the Call Price (as defined below) or, (2) if the Notes are not subject to an automatic call following the Review Date and the Closing Price of the Reference Asset on the Final Valuation Date (the “Final Price”) is greater than or equal to the Initial Price (as defined below), the greater of (a) the Digital Return (as defined below) and (b) any percentage increase of the Reference Asset from the Initial Price (as defined below) to the Final Price;

o o	are willing to accept the risk of losing some or all of their Principal Amount; and are willing to forgo interest and dividend payments.
•
If the Notes are not subject to an automatic call and the Final Price is less than the Initial Price by more than 15.00%, investors will receive a number of shares (and/or cash in lieu of any fractional share) of the Reference Asset per Note equal to the Physical Delivery Amount, the value of which, based on the Final Price, will be worth less than the Principal Amount and, therefore, may lose the entire Principal Amount of the Notes.

•	Any payments or deliveries on the Notes, including any repayment of principal, are subject to our credit risk.
Key Terms
Issuer:	The Toronto-Dominion Bank (“TD”)
Reference Asset:	The shares of the Invesco QQQ TrustSM, Series 1 (Bloomberg ticker: “QQQ UQ”)
Principal Amount:	$10,000 per Note, subject to a minimum investment of $10,000 and integral multiples of $10,000 in excess thereof.
Term:	Approximately 2 years, subject to an automatic call.
Strike Date:	January 23, 2026
Pricing Date:	January 27, 2026
Issue Date:	January 30, 2026, which is the third DTC settlement day following the Pricing Date. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
Final Valuation Date:	January 24, 2028, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplement.
Maturity Date:	January 27, 2028, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplement.
Automatic Call Feature:
If the Closing Price of the Reference Asset on the Review Date is greater than or equal to the Call Price, we will automatically call the Notes and, on the Call Payment Date, we will pay you a cash payment per Note equal to the Principal Amount plus the Call Premium. No further amounts will be owed to you under the Notes. All amounts used in or resulting from any calculation relating to the payment upon an automatic call will be rounded upward or downward, as appropriate, to the nearest cent.

Review Date:	February 5, 2027. The “Review Date” is a “Valuation Date” for the purposes of the accompanying product supplement and is subject to postponement as described in the accompanying product supplement.
Call Payment Date:
The third DTC settlement day following the Review Date, subject to postponement as described in the accompanying product supplement or, if such day is not a DTC settlement day, the next following DTC settlement day.

Call Premium:	$890.00 (8.90%) per Note. Accordingly, if the Notes are subject to an automatic call, on the Call Payment Date, we will pay a cash payment per Note equal to $10,890.00 per $10,000 Principal Amount.
Payment at Maturity:
If the Notes are not subject to an automatic call, on the Maturity Date:
•    If the Final Price is greater than or equal to the Initial Price, we will pay a cash payment per Note equal to:
Principal Amount + (Principal Amount × the greater of (i) Digital Return and (ii) Percentage Change)
•    If the Final Price is less than the Initial Price and greater than or equal to the Buffer Price, we will pay a cash payment per Note equal to:
Principal Amount + (Principal Amount × Digital Return)
•    If the Final Price is less than the Buffer Price, we will deliver a number of shares (and/or cash in lieu of any fractional share) of the Reference Asset per Note equal to:
the Physical Delivery Amount
If Notes are not subject to an automatic call and the Final Price is less than the Buffer Price, investors will receive a number of shares (and/or cash in lieu of any fractional share) of the Reference Asset per Note equal to the Physical Delivery Amount, the value of which, based on the Final Price, will be worth less than the Principal Amount, and, therefore, may lose the entire Principal Amount of the Notes. Specifically, based on the Final Price as of the Final Valuation Date, you will lose approximately 1.1765% of the Principal Amount of the Notes for each 1% decrease from the Initial Price to the Final Price of more than 15.00% and may lose the entire Principal Amount. Any payments or deliveries on the Notes are subject to our credit risk.
All amounts used in or resulting from any calculation relating to the Notes, including the Payment at Maturity, will be rounded upward or downward, as appropriate, to the nearest cent.

Digital Return:	17.80%
Percentage Change:	The quotient, expressed as a percentage, of the following formula: Final Price – Initial Price Initial Price
Buffer Amount:	15.00%, which is equal to the percentage by which the Buffer Price is less than the Initial Price.
Physical Delivery Amount:
18.8924, which is a number of shares per Note of the Reference Asset equal to the quotient of the Principal Amount divided by the Buffer Price (observed to four decimal places), as determined by the Calculation Agent. If this number is not a round number or is less than 1.0000, then any fractional share will be paid in cash in an amount equal to the product of such fraction and the Final Price. If the Initial Price, and therefore the Buffer Price, is adjusted as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement, the Physical Delivery Amount will also be adjusted to reflect the Buffer Price, as adjusted.
You should note that if the Final Price is less than the Buffer Price, because we will deliver the Physical Delivery Amount of the Reference Asset instead of paying an amount in cash at maturity, the actual value of the Physical Delivery Amount you receive on the Maturity Date may be less than the payment that you would have received at maturity had we instead paid an amount in cash, as a result of any decrease in the price of the Reference Asset during the period between the Final Valuation Date and the Maturity Date.

Initial Price:
$622.72, which was the Closing Price of the Reference Asset on the Strike Date, as determined by the Calculation Agent and subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement.

Final Price:	The Closing Price of the Reference Asset on the Final Valuation Date, as determined by the Calculation Agent.
Call Price:	$622.72, which is 100.00% of the Initial Price, as determined by the Calculation Agent.
Buffer Price:
$529.312, which is 85.00% of the Initial Price, as determined by the Calculation Agent and subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement.

CUSIP / ISIN:	89117HBP9 / US89117HBP91
The estimated value of your Notes on the Pricing Date was $9,872.00 per Note, as discussed further under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page P-5 and “Additional Information Regarding the Estimated Value of the Notes” on page P-17 of this pricing supplement. The estimated value is less than the public offering price of the Notes.
The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-3 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-7 of the product supplement MLN-ES-ETF-1 dated February 26, 2025, (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”). Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Public Offering Price[1]	Underwriting Discount1 2	Proceeds to TD2
Per Note	$10,000.00	$150.00	$9,850.00
Total	$2,050,000.00	$30,750.00	$2,019,250.00
[1]	The public offering price for investors purchasing the Notes in fiduciary accounts may have been as low as $9,850.00 (98.50%) per Note.
[2]
TD Securities (USA) LLC (“TDS” or the “Agent”) will receive a commission of $150.00 (1.50%) per Note sold in this offering. J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes and, from the commission to TDS, will receive a placement fee of $150.00 for each Note they sell in this offering to accounts other than fiduciary accounts. TDS and the placement agents will forgo a commission and placement fee for sales to fiduciary accounts. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement for additional information.

The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of this pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

TD SECURITIES (USA) LLC	P-1

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product supplement MLN-ES-ETF-1 (the “product supplement”), relating to our Senior Debt Securities, Series H, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product supplement; and last, the prospectus. The Notes vary from the terms described in the product supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Additional Risk Factors” in this pricing supplement, “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
■	Prospectus dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000119312525036639/d931193d424b5.htm
■	Product Supplement MLN-ES-ETF-1 dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006132/ef20044456_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-2

Selected Purchase Considerations
•
Potential for Greater of Digital Return and Unleveraged Participation in any Upside Appreciation – If the Notes are not subject to an automatic call, at maturity, if the Final Price is greater than or equal to the Initial Price, you will receive a return at maturity in cash equal to the greater of (i) the Digital Return and (ii) any percentage increase of the Reference Asset from the Initial Price to the Final Price. If the Notes are not subject to an automatic call and the Final Price is less than the Initial Price and greater than or equal to the Buffer Price, you will receive a cash payment per Note equal to the Digital Return. Any payments or deliveries on the Notes, including any repayment of principal, are subject to our credit risk.

•
Potential for Automatic Call – The Notes will be subject to an automatic call if the Closing Price of the Reference Asset is greater than or equal to the Call Price on the Review Date and, therefore, are subject to reinvestment risk. If the Notes are subject to an automatic call, on the Call Payment Date, you will receive a cash payment per Note equal to the Principal Amount plus the Call Premium and no further amounts will be owed to you under the Notes.

•
Contingent Repayment of Principal, with Potential for Full Downside Exposure – If the Notes are not subject to an automatic call and the Final Price is less than the Buffer Price, at maturity you will receive a number of shares of the Reference Asset (and/or cash in lieu of any fractional share) of the Reference Asset per Note equal to the Physical Delivery Amount, the value of which, based on the Final Price, will be worth less than the Principal Amount, and, therefore, may lose your entire Principal Amount of the Notes. Specifically, based on the Final Price as of the Final Valuation Date, you will lose approximately 1.1765% of the Principal Amount of the Notes for each 1% that the Final Price is less than the Initial Price in excess of the Buffer Amount, and may lose your entire Principal Amount.

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Loss and You May Receive Shares of the Reference Asset in Lieu of Any Cash Payment on the Maturity Date.
The Notes do not guarantee the return of the Principal Amount and you may lose up to your entire investment in the Notes. Specifically, if the Final Price is less than the Buffer Price, investors will receive a number of shares (and/or cash in lieu of any fractional share) of the Reference Asset per Note equal to the Physical Delivery Amount, the value of which, based on the Final Price, will be worth less than the Principal Amount, and, therefore, may lose the entire Principal Amount of the Notes. If you receive the Physical Delivery Amount, your investment will be exposed to a loss on a leveraged basis. Specifically, based on the Final Price as of the Final Valuation Date, you will lose approximately 1.1765% of the Principal Amount of the Notes for each 1% that the Final Price is less than the Initial Price in excess of the Buffer Amount, and may lose your entire investment in the Notes.
Furthermore, the value of the Physical Delivery Amount received on the Maturity Date may be less than the payment that you would have received had we instead paid an amount in cash, as a result of any decrease in the price of the Reference Asset during the period between the Final Valuation Date and the Maturity Date.
You Will Not Receive a Positive Return on the Notes if the Closing Price of the Reference Asset on the Review Date is Less than the Call Price and the Final Price is Less than the Buffer Price. You will not necessarily receive a positive return on the Notes. You will not receive the Call Premium on the Call Payment Date if the Closing Price on the Review Date is less than the Call Price. If the Notes are not subject to an automatic call and the Final Price is less than the Buffer Price, you will not receive a positive return at maturity and you will not receive a positive return on your Notes.
The Return on Your Notes May Change Significantly Despite Only a Small Change in the Final Price.
If the Notes are not subject to an automatic call and the Final Price is less than the Buffer Price, you will receive less than the Principal Amount of your Notes and you will lose some or all of your investment in the Notes. This means that while a Final Price that is less than the Initial Price but greater than or equal to the Buffer Price will result in a positive return equal to the Digital Return, any additional decrease in the Final Price to below the Buffer Price will instead result in the receipt of a number of shares of the Reference Asset per Note equal to the Physical Delivery Amount, the value of which, based on the Final Price, will result in a loss on your initial investment.
The Notes Do Not Pay Interest and Your Return May Be Less than the Return on a Conventional Debt Security of Comparable Maturity.
There will be no periodic interest payments on the Notes as there would be on a conventional, fixed-rate or floating-rate debt security of comparable maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. The Notes do not provide for interest payments and you may not receive the Call Premium or any positive return on the Notes. Even if your return is positive, your return may be less than that of a conventional, interest-bearing senior debt security of TD of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

TD SECURITIES (USA) LLC	P-3

The Notes May Be Automatically Called Prior to the Maturity Date and Are Subject to Reinvestment Risk.
If your Notes are subject to an automatic call, no further payments will be owed to you under the Notes after the Call Payment Date. Therefore, because the Notes could be called as early as the Call Payment Date, the holding period could be limited. If the Notes are subject to an automatic call, there is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
The Amount Payable and/or Deliverable on the Notes, if Any, is Not Linked to the Price of the Reference Asset at Any Time Other Than on the Review Date or the Final Valuation Date.
Any payment and/or delivery on the Notes will be based on the Closing Price of the Reference Asset only on the Review Date and on the Final Valuation Date. Even if the price of the Reference Asset appreciates at any other time but then declines to a Closing Price or Final Price, as applicable, that is less than the Call Price or Buffer Price as of the Review Date or the Final Valuation Date, respectively, you will not receive the Call Premium and may not receive a positive return on the Notes. Therefore, if the Notes are subject to an automatic call, you will not participate in any future appreciation of the Reference Asset after the Call Payment Date.
Risks Relating to Characteristics of the Reference Asset
There Are Market Risks Associated with the Reference Asset.
The price of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset, its sponsor (the “Sponsor”) and the Reference Asset Constituents and their issuers (the “Reference Asset Constituent Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Sponsor and the Reference Asset. For additional information, see “Information Regarding the Reference Asset” in this pricing supplement and the Sponsor’s SEC filings. We urge you to review financial and other information filed periodically by the Sponsor with the SEC.
You Will Have No Rights That a Holder of Shares of the Reference Asset or any Reference Asset Constituent Would Have and You Will Not Be Entitled to Any Dividends or Other Distributions by the Sponsor or any Reference Asset Constituent Issuer During the Term of the Notes.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Unless and until you receive the Physical Delivery Amount on the Maturity Date, investing in the Notes will not make you a holder of shares of the Reference Asset and you will not have any voting rights, any rights to receive dividends or other distributions, or any rights against the Sponsor or any Reference Asset Constituent Issuer. As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of the Reference Asset and will not reflect or be adjusted for any dividends paid or other distributions made in connection with the Reference Asset or any Reference Asset Constituents.
We Have No Affiliation with the Target Index Sponsor or the Sponsor and Will Not Be Responsible for Any Actions Taken by Any Such Entity.
The sponsor of the Target Index specified herein under “Information Regarding the Reference Asset” (the “Target Index Sponsor”) and the Sponsor are not affiliates of ours and will not be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of the Target Index Sponsor or the Sponsor, including any actions of the type that would require the Calculation Agent to adjust any amount payable and/or deliverable on the Notes. Neither the Target Index Sponsor nor the Sponsor has any obligation of any sort with respect to the Notes. Thus, neither the Target Index Sponsor nor the Sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Reference Asset or the Notes. None of our proceeds from the issuance of the Notes will be delivered to the Target Index Sponsor or the Sponsor.
The Value of the Reference Asset May Not Completely Track its NAV.
The net asset value (“NAV”) of an ETF, including the Reference Asset, may fluctuate with changes in the market value of its Reference Asset Constituents. The market values of an ETF may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchange(s). Furthermore, the Reference Asset Constituents may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of the Reference Asset and may adversely affect the liquidity and prices of the Reference Asset, perhaps significantly. For any of these reasons, the market value of the Reference Asset may differ from its NAV per share and may trade at, above or below its NAV per share.
Adjustments to the Reference Asset Could Adversely Affect the Notes.
The Sponsor is responsible for calculating and maintaining the Reference Asset. The Sponsor can add, delete or substitute the Reference Asset Constituents. The Sponsor may make other methodological changes to the Reference Asset that could change the value of the Reference Asset at any time. If one or more of these events occurs, the Closing Price of the Reference Asset may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the market value of, and return on, the Notes.

TD SECURITIES (USA) LLC	P-4

Changes that Affect the Target Index of the Invesco QQQ TrustSM, Series 1 Will Affect the Market Value of, and Return on, the Notes.
The Invesco QQQ TrustSM, Series 1 is an ETF that seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of its Target Index (as specified herein). The policies of the Target Index Sponsor concerning the calculation of its Target Index, additions, deletions or substitutions of the components of its Target Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in its Target Index and, therefore, could adversely affect the return on the Notes and the market value of the Notes prior to maturity. The market value of, and return on, the Notes could also be affected if the sponsor of its Target Index changes these policies, for example, by changing the manner in which it calculates its Target Index. Some of the risks that relate to a target index of an ETF include those discussed in the product supplement, which you should review.
The Performance of the Invesco QQQ TrustSM, Series 1 May Not Correlate With That of Its Target Index.
The performance of the Invesco QQQ TrustSM, Series 1 may not exactly replicate the performance of its Target Index because the Invesco QQQ TrustSM, Series 1 will reflect transaction costs and fees that are not included in the calculation of its Target Index. It is also possible that the Invesco QQQ TrustSM, Series 1 may not fully replicate or may in certain circumstances diverge significantly from the performance of its Target Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Invesco QQQ TrustSM, Series 1, differences in trading hours between the Invesco QQQ TrustSM, Series 1 and its Target Index or due to other circumstances.
There Are Liquidity and Management Risks Associated with an ETF and the Invesco QQQ TrustSM, Series 1 Utilizes a Passive Indexing Investment Approach.
Although shares of the Invesco QQQ TrustSM, Series 1 are listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for such shares or that there will be liquidity in that trading market. The Invesco QQQ TrustSM, Series 1 is subject to management risk, which is the risk that its Sponsor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Additionally, the Invesco QQQ TrustSM, Series 1 is not managed according to traditional methods of “active” investment management, which involves the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, utilizing a “passive” or indexing investment approach, it attempts to approximate the investment performance of its Target Index by investing in Reference Asset Constituents that generally replicate its Target Index. Therefore, unless a specific stock is removed from its Target Index, the Invesco QQQ TrustSM, Series 1 generally would not sell a stock because that stock’s issuer was in financial trouble.
Risks Relating to Estimated Value and Liquidity
The Estimated Value of Your Notes Is Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes is less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
The estimated value of your Notes is based on our internal pricing models, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

TD SECURITIES (USA) LLC	P-5

The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
The Underwriting Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. The Agent or another of our affiliates may make a market for the Notes; however, they are not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before an automatic call or the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the price of the Reference Asset at such time, and as a result, you may suffer substantial losses.
If the Price of the Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of the Reference Asset. Changes in the price of the Reference Asset may not result in a comparable change in the market value of your Notes. Even if the price of the Reference Asset is greater than or equal to the Call Price or Buffer Price, as applicable, during the term of the Notes, the market value of your Notes may not increase and could decline.
Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine whether the Call Premium is payable on the Call Payment Date and any amount payable and/or deliverable at Maturity on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting the Reference Asset has occurred, and make certain adjustments if certain events occur, which may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect any amount payable and/or deliverable in respect of the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product supplement.

TD SECURITIES (USA) LLC	P-6

You Will Have Limited Anti-Dilution Protection and, in Certain Situations, Your Return on the Notes May be Based on a Substitute Reference Asset.
The Calculation Agent may adjust the Initial Price, Buffer Price and Physical Delivery Amount for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the Reference Asset upon the occurrence of certain events affecting the Reference Asset, as described in the product supplement under the section “General Terms of the Notes — Anti-Dilution Adjustments”. If as a result of the occurrence of any such event, the Calculation Agent determines that the physical delivery of all or any portion of the Physical Delivery Amount is prohibited, restricted, impractical or otherwise impaired, the value of all or the affected portion of the Physical Delivery Amount will be valued by the Calculation Agent as described in the Product Supplement and settled by cash payment.  The Calculation Agent is not required to make an adjustment for every event that may affect the Reference Asset. Furthermore, in certain situations, such as when the Reference Asset undergoes a Reorganization Event or the Reference Asset is delisted, the Reference Asset may be replaced by distribution property or a substitute equity security, as discussed more fully in the product supplement under “General Terms of the Notes”. Notwithstanding the Calculation Agent’s ability to make adjustments to the terms of the Notes and the Reference Asset, those events or other actions affecting the Reference Asset, Reference Asset Constituent Issuers, Sponsor or a third party may nevertheless adversely affect the price of the Reference Asset and, therefore, adversely affect the market value of, and return on, your Notes.
The Review Date, the Final Valuation Date and the Related Payment Dates are Subject to Market Disruption Events and Postponement.
The Review Date and the Final Valuation Date, and therefore the Call Payment Date and Maturity Date, are subject to postponement as described herein and in the product supplement due to the occurrence of one or more Market Disruption Events, which, among other events, may occur if the Calculation Agent determines that an event materially interferes with our ability or the ability of any of our affiliates to maintain or unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect or to effect trading in the Reference Asset generally. For a description of what constitutes a Market Disruption Event as well as the consequences of that Market Disruption Event, see “General Terms of the Notes — Market Disruption Events” in the product supplement.
Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of, and Any Amount Payable and/or Deliverable on, the Notes.
We, the Agent and/or one or more of our other affiliates may hedge our obligations under the Notes by purchasing shares of the Reference Asset or one or more Reference Asset Constituents, securities, futures, options or other derivative instruments with returns linked or related to changes in the price of the Reference Asset or one or more Reference Asset Constituents, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we and/or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of, and any amount payable and or deliverable on, the Notes declines. We and/or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Asset or one or more Reference Asset Constituents.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and/or our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and/or their customers’ accounts and in accounts under our and/or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and/or another of our affiliates may, at present or in the future, engage in business with the Sponsor and/or one or more Reference Asset Constituent Issuers, such as making loans or providing investment banking and merger and acquisition advisory services. These business activities may present a conflict between our and/or one or more of our affiliates’ (including the Agent’s) obligations and your interests as a holder of the Notes. Moreover, we, the Agent and/or another of our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or one or more Reference Asset Constituent Issuers. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us, the Agent and/or another of our affiliates may affect the price of the Reference Asset and, therefore, the market value of, and any amount payable and/or deliverable on, the Notes.
Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Reference Asset, any amount payable and/or deliverable on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any payment and/or delivery due under the terms of the Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
Significant aspects of the U.S. tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation and should read carefully the sections entitled “Material U.S. Federal Income Tax Consequences” herein and in the product supplement. You should consult your tax advisor as to the tax consequences of your investment in the Notes.

TD SECURITIES (USA) LLC	P-7

For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the prospectus under “Tax Consequences — Canadian Taxation” and in the product supplement under “Supplemental Discussion of Canadian Tax Consequences” and the further discussion herein under “Additional Terms”. If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments or deliveries that might be due under the Notes.

TD SECURITIES (USA) LLC	P-8

Autocallable Buffer Notes Linked to the Shares of the Invesco QQQ TrustSM, Series 1 Due January 27, 2028

Additional Terms
The information in this “Additional Terms” section supplements, and to the extent inconsistent supersedes, the information set forth in the product supplement and the prospectus.
Issue:	Senior Debt Securities, Series H
Type of Note:	Autocallable Buffer Notes
Agent:	TDS
Currency:	U.S. Dollars
Review Date:
The Review Date will be the date specified on the cover hereof and is subject to postponement for Market Disruption Events as described under “— Market Disruption Events” below. If the Review Date is not a Trading Day, such date will be the next following Trading Day.

Monitoring Period:	For purposes of the determination of the Final Price, the Calculation Agent will observe the Closing Price on the Final Valuation Date.
Market Disruption Events:
If a Market Disruption Event occurs or is continuing on the Review Date or the Final Valuation Date, the Review Date and/or the Final Valuation Date will be postponed to the next Trading Day on which no Market Disruption Event occurs or is continuing, by up to eight Trading Days. If the determination of the Closing Price of the Reference Asset on the Review Date or the Final Valuation Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Price of the Reference Asset will be determined and the Calculation Agent will estimate the price that would have prevailed in the absence of the Market Disruption Event. If the Review Date or the Final Valuation Date is postponed, the Call Payment Date or Maturity Date, as applicable, will be postponed to maintain the same number of Business Days between such dates as existed prior to the postponement(s).
The Review Date and the Final Valuation Date is a “Valuation Date” for purposes of the product supplement. See “General Terms of the Notes — Market Disruption Events” in the product supplement for events that constitute a Market Disruption Event.

Canadian Tax Treatment:
Please see the discussion in the prospectus under “Tax Consequences — Canadian Taxation” and in the product supplement under “Supplemental Discussion of Canadian Tax Consequences”, which applies to the Notes. We will not pay any additional amounts as a result of any withholding required by reason of the rules governing hybrid mismatch arrangements contained in section 18.4 of the Canadian Tax Act (as defined in the prospectus).

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in:	The Notes are not bail-inable debt securities (as described in the prospectus) under the Canada Deposit Insurance Corporation Act.
Change in Law Event:	Not applicable, notwithstanding anything to the contrary in the product supplement.

TD SECURITIES (USA) LLC	P-9

Hypothetical Returns
The table set out below is included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The hypothetical Initial Price, Closing Prices, and Final Prices of the Reference Asset used to illustrate the calculation of whether the Notes are subject to (and the payment on) an automatic call and the Payment at Maturity are not estimates or forecasts of the actual Initial Price, the Closing Price, the Final Price or the price of the Reference Asset on any Trading Day prior to the Maturity Date. All examples assume a hypothetical Initial Price of $100.00, a Call Price of $100.00 (100.00% of the Initial Price), a Buffer Price of $85.00 (85.00% of the Initial Price), the Buffer Amount of 15.00%, a Call Premium of $890.00 per Note, a Digital Return of 17.80%, a Physical Delivery Amount of 117.6471, that a holder purchased Notes with a Principal Amount of $10,000 per Note and that no Market Disruption Event occurs on the Review Date or the Final Valuation Date. The actual terms of the Notes are indicated on the cover hereof.
The following table illustrates hypothetical payments per Note that could be realized upon an automatic call or at maturity, as applicable, for a range of hypothetical Closing Prices or Final Prices, as applicable, of the Reference Asset.
The hypothetical payments set forth below are based on the hypothetical terms set forth above and hypothetical Closing Prices and hypothetical Final Prices shown below, which do not represent the actual Initial Price, likely Closing Prices or likely Final Prices, respectively, of the Reference Asset. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. Further, with respect to any delivery of the Physical Delivery Amount, the hypothetical returns set forth below are based only on the hypothetical Final Price as of the Final Valuation Date and do not account for any changes in the price of the Reference Asset as of the Maturity Date. The numbers appearing in the following table may have been rounded for ease of analysis.
The Notes are Subject to an Automatic Call					The Notes are Not Subject to an Automatic Call
Hypothetical Closing Price on Review Date	Hypothetical Percentage of Change	Call Premium	Payment on the Call Payment Date	Return on the Notes	Hypothetical Final Price	Hypothetical Percentage Change	Payment at Maturity(1)	Return on the Notes
$150.00	50.00%	$890.00	$10,890.00	8.9000%	$150.00	50.00%	$15,000.00	50.0000%
$140.00	40.00%	$890.00	$10,890.00	8.9000%	$140.00	40.00%	$14,000.00	40.0000%
$130.00	30.00%	$890.00	$10,890.00	8.9000%	$130.00	30.00%	$13,000.00	30.0000%
$120.00	20.00%	$890.00	$10,890.00	8.9000%	$120.00	20.00%	$12,000.00	20.0000%
$117.80	17.80%	$890.00	$10,890.00	8.9000%	$117.80	17.80%	$11,780.00	17.8000%
$110.00	10.00%	$890.00	$10,890.00	8.9000%	$110.00	10.00%	$11,780.00	17.8000%
$108.90	8.90%	$890.00	$10,890.00	8.9000%	$108.90	8.90%	$11,780.00	17.8000%
$106.00	6.00%	$890.00	$10,890.00	8.9000%	$106.00	6.00%	$11,780.00	17.8000%
$104.00	4.00%	$890.00	$10,890.00	8.9000%	$104.00	4.00%	$11,780.00	17.8000%
$102.00	2.00%	$890.00	$10,890.00	8.9000%	$102.00	2.00%	$11,780.00	17.8000%
$100.00	0.00%	$890.00	$10,890.00	8.9000%	$100.00	0.00%	$11,780.00	17.8000%
$95.00	-5.00%	n/a	n/a	n/a	$95.00	-5.00%	$11,780.00	17.8000%
$90.00	-10.00%	n/a	n/a	n/a	$90.00	-10.00%	$11,780.00	17.8000%
$85.00	-15.00%	n/a	n/a	n/a	$85.00	-15.00%	$11,780.00	17.8000%
$80.00	-20.00%	n/a	n/a	n/a	$80.00	-20.00%	$9,411.77	-5.8823%
$70.00	-30.00%	n/a	n/a	n/a	$70.00	-30.00%	$8,235.30	-17.6470%
$60.00	-40.00%	n/a	n/a	n/a	$60.00	-40.00%	$7,058.83	-29.4117%
$50.00	-50.00%	n/a	n/a	n/a	$50.00	-50.00%	$5,882.36	-41.1764%
$40.00	-60.00%	n/a	n/a	n/a	$40.00	-60.00%	$4,705.88	-52.9412%
$30.00	-70.00%	n/a	n/a	n/a	$30.00	-70.00%	$3,529.41	-64.7059%
$20.00	-80.00%	n/a	n/a	n/a	$20.00	-80.00%	$2,352.94	-76.4706%
$10.00	-90.00%	n/a	n/a	n/a	$10.00	-90.00%	$1,176.47	-88.2353%
$0.00	-100.00%	n/a	n/a	n/a	$0.00	-100.00%	$0.00	-100.0000%
(1)
Each Payment at Maturity corresponding to a hypothetical Final Price that is less than the Buffer Price represents the cash value of the Physical Delivery Amount based on the Final Price as of the Final Valuation Date. Because the Notes are physically settled, the actual value received and the total return on the Notes on the Maturity Date depends on the price of the Reference Asset on the Maturity Date.

TD SECURITIES (USA) LLC	P-10

Information Regarding the Reference Asset
The Reference Asset is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
All disclosures contained in this document regarding the Reference Asset, including, without limitation, its make-up, method of calculation, and changes in any Reference Asset Constituents, have been derived from publicly available sources. We have not undertaken an independent review or due diligence of any publicly available information with respect to any Reference Asset. The information reflects the policies of, and is subject to change by, the Sponsor. The Sponsor, which owns the copyright and all other rights to the Reference Asset, has no obligation to continue to publish, and may discontinue publication of, the Reference Asset. None of the websites referenced in the Reference Asset description below, or any materials included in those websites, are incorporated by reference into this document or any document incorporated herein by reference. We have not independently verified the accuracy or completeness of reports filed by the Sponsor with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
The graph below sets forth the information relating to the historical performance of the Reference Asset for the period specified. We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg Professional® service (“Bloomberg”).
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Price or Final Price of the Reference Asset on any date. We cannot give you any assurance that the performance of the Reference Asset will result in a positive return on your initial investment.
Invesco QQQ TrustSM, Series 1
We have derived all information contained herein regarding the Invesco QQQ TrustSM, Series 1 (the “QQQ Trust”) and the Target Index, as defined below, from publicly available information. Such information reflects the policies of, and is subject to changes by, the sponsor of the QQQ Trust, Invesco Capital Management LLC (the “Sponsor”), the trustee of the QQQ Trust, The Bank of New York Mellon (the “trustee”), and the Index Sponsor of the Target Index, as defined below.
The QQQ Trust is a unit investment trust that issues securities called “Trust Units” as “Units” of the QQQ Trust, each of which represents a fractional undivided ownership interest in the QQQ Trust. The QQQ Trust holds all the component securities of the Nasdaq-100 Index® (the “Target Index”), and is rebalanced quarterly and reconstituted annually. The Target Index includes 100 of the largest domestic and international nonfinancial companies listed on the Nasdaq Stock Market based on market capitalization. The Target Index reflects companies across major industry groups including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. It does not contain securities of financial companies including investment companies. The Target Index is calculated, maintained and published by, Nasdaq, Inc. (the “Index Sponsor”). The Index Sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Target Index at any time.
The QQQ Trust is not actively managed. The QQQ Trust holds a portfolio of securities consisting of substantially all of the component common stocks, in substantially the same weighting, which comprise the Target Index. The trustee on a nondiscretionary basis adjusts the composition of the QQQ Trust to conform to changes in the composition and/or weighting of securities in the Target Index. Although the QQQ Trust may fail to own certain securities included in the Target Index at any particular time, the QQQ Trust generally will be substantially invested in the securities included in the Target Index. The QQQ Trust may or may not hold all of the securities that are included in the Target Index.
Select information regarding the QQQ Trust’s expense ratio and its top constituents, country, industry and/or sector weightings may be made available on the QQQ Trust’s website. Expenses of the QQQ Trust reduce the net asset value of the assets held by the QQQ Trust and, therefore, reduce the value of the shares of the QQQ Trust.
Shares of the QQQ Trust are listed on the Nasdaq Stock Market under the ticker symbol “QQQ”.
In making your investment decision you should review the prospectus related to the QQQ Trust, dated January 31, 2025, filed by the QQQ Trust available at:
https://www.sec.gov/Archives/edgar/data/1067839/000119312525013448/d902673d485bpos.htm
Information from outside sources including, but not limited to the prospectus related to the QQQ Trust and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the QQQ Trust or the Target Index.
Information filed by the QQQ Trust with the SEC, including the prospectus for the QQQ Trust, can be found by reference to its SEC file numbers: 333-61001 and 811-08947 or its CIK Code: 0001067839.

TD SECURITIES (USA) LLC	P-11

Historical Information
The graph below illustrates the performance of the Reference Asset from January 23, 2016 through January 23, 2026. The dotted lines represent the Call Price of $622.72 and the Buffer Price of $529.312, which are equal to 100.00% and 85.00%, respectively, of the Initial Price.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Price of the Reference Asset on any date or that the performance of the Reference Asset will result in a positive return on your initial investment.
Invesco QQQ TrustSM, Series 1 (QQQ)

700
600
500
400
300
200
100
0
Jan-2016
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022
Jan-2023
Jan-2024
Jan-2025
Jan-2026

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-12

Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS. Except as discussed under the heading “Non-U.S. Holders”, this discussion is applicable only to a U.S. holder that acquires Notes upon initial issuance and holds its Notes as a capital asset for U.S. federal income tax purposes.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Reference Asset. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. If your Notes are so treated, upon the taxable disposition (including cash settlement) of a Note, you generally should recognize gain or loss in an amount equal to the difference between the amount realized on such taxable disposition and your tax basis in the Note. Your tax basis in a Note generally should equal your cost for the Note. Subject to the constructive ownership rules of Section 1260 of the Code, discussed below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss). The deductibility of capital losses is subject to limitations.
If on the Maturity Date you receive a number of shares of the Reference Asset equal to the Physical Delivery Amount, you should be deemed to have applied the purchase price of your Notes toward the purchase of the shares received. You should generally not recognize gain or loss with respect to the receipt of the shares. Instead, consistent with the position described above, your basis in the shares of the Reference Asset received should equal the price paid to acquire the Notes, and that basis will be allocated proportionately among the shares. The holding period for the shares of the Reference Asset will begin on the day after beneficial receipt of such shares. With respect to any cash received in lieu of a fractional share of the Reference Asset, you will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the tax basis allocable to the fractional share. Alternatively, it is possible that receipt of a number of shares of the Reference Asset equal to the Physical Delivery Amount could be treated as a taxable settlement of the Notes followed by a purchase of the shares of the Reference Asset pursuant to the original terms of the Notes. If this receipt is so treated, you (i) should recognize capital gain or loss equal to the difference between the fair market value of the shares received at such time plus the cash received in lieu of a fractional share, if any, and the amount paid for the Notes, (ii) should take a basis in such shares in an amount equal to their fair market value at such time and (iii) should have a holding period in such shares beginning on the day after beneficial receipt of such shares.
This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any shares of the Reference Asset that you may receive in connection with your investment in the Notes. If you receive the shares of the Reference Asset on the Maturity Date, you may suffer adverse U.S. federal income tax consequences if you hold such shares. You should consult your tax advisor concerning the application of U.S. federal income tax laws (or the laws of any other taxing jurisdiction) to your beneficial ownership of any shares of the Reference Asset received at maturity.
Section 1260. Because the issuer of the Reference Asset would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that an investment in the Notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. If the Notes were treated as a constructive ownership transaction certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your Notes could be recharacterized as ordinary income and you could be subject to an interest charge on deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Notes as a constructive ownership transaction under “Material U.S. Federal Income Tax Consequences - Section 1260” in the product supplement.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” in the product supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” of the product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

TD SECURITIES (USA) LLC	P-13

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue current income and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code (discussed above) should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income”, or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed herein, gain realized from the taxable disposition of the Notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.
This discussion does not address the U.S. federal income tax consequences of owning or disposing of any shares of the Reference Asset that you may receive at maturity in connection with your investment in the Notes. If the Notes are physically settled by delivery to you of a number of shares of the Reference Asset equal to the Physical Delivery Amount, you may suffer adverse U.S. federal income tax consequences if you hold such shares. For instance, you may be subject to U.S. withholding tax on U.S.-source dividends in respect of the underlying asset that you hold. Other adverse tax consequences are also possible. You should carefully review the potential tax consequences that are set forth in the prospectus for the Reference Asset and consult your tax advisor concerning the application of U.S. federal income tax laws (or the laws of any other taxing jurisdiction) to your beneficial ownership of any shares received at maturity.
Section 897. We will not attempt to ascertain whether the issuer of the Reference Asset would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of a Note upon a taxable disposition of a Note to the U.S. federal income tax on a net basis and the gross proceeds from such a taxable disposition could be subject to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

TD SECURITIES (USA) LLC	P-14

Based on our determination that the Notes are not “delta-one” with respect to the Reference Asset, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Asset or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Reference Asset or the Notes. If you enter, or have entered, into other transactions in respect of the Reference Asset or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD).

TD SECURITIES (USA) LLC	P-15

Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less a concession equal to the underwriting discount set forth on the cover page of this pricing supplement. J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes and, from the commission to TDS, will receive a placement fee of $150.00 for each Note they sell in this offering to accounts other than fiduciary accounts. TDS and the placement agents will forgo a commission and placement fee for sales to fiduciary accounts. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.
For the avoidance of doubt, the fees and commissions described on the cover of this pricing supplement will not be rebated or subject to amortization if the Notes are automatically called.
Delivery of the Notes will be made against payment therefor on the Issue Date, which is the third DTC settlement day following the Pricing Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one DTC settlement day (“T+1”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to one DTC settlement day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three DTC settlement days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliated agent of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement and any document incorporated herein by reference in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement and any document incorporated herein by reference in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or a third party, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or such third party informs such purchaser otherwise in the confirmation of sale.
Prohibition on Sales to EEA Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
Prohibition on Sales to United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

TD SECURITIES (USA) LLC	P-16

Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were determined on the Strike Date, based on prevailing market conditions, and are set forth in this pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have had an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value for the Notes. The estimated value was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value of the Notes is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” beginning on page P-3 of this pricing supplement.

TD SECURITIES (USA) LLC	P-17

Validity of the Notes
In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP filed as Exhibit 5.3 to the registration statement on Form F-3 filed by TD on December 20, 2024.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated December 20, 2024, which has been filed as Exhibit 5.2 to the registration statement on Form F-3 filed by TD on December 20, 2024.

TD SECURITIES (USA) LLC	P-18